Exhibit 99.1

Muzak Announces Greg Rayburn as Chief Executive Officer

    FORT MILL, S.C.--(BUSINESS WIRE)--July 12, 2005--Muzak Holdings LLC ("the Company") today announced that Greg Rayburn has been named Chief Executive Officer, replacing Lon Otremba who has resigned to pursue other interests. Mr. Rayburn is the Senior Managing Director and Practice Leader of FTI Palladium Partners, a division of FTI Consulting, Inc.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those industry-based factors such as the level of competition in the business music industry, competitive pricing, concentrations in and dependence on satellite delivery capabilities, rapid technological changes, the impact of legislation and regulation, as well as factors more specific to the Company such as the substantial leverage and debt service requirements, restrictions imposed by the Company's debt facilities, including financial covenants and limitations on the Company's ability to incur additional indebtedness, the Company's history of net losses, the Company's future capital requirements, the Company's dependence on license agreements, risks associated with economic conditions generally, and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000